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GEORGESON SECURITIES CORPORATION LOGO                             Exhibit (a)(3)
                                                          Wall Street Plaza
                                                         New York, NY 10005
                                                       (212) 440-9084 (voice)
                                                        (212) 440-9013 (fax)
                                                      or Call Toll-free: (800)
                                                              445-1790

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                      AND
   ALL OUTSTANDING WARRANTS TO PURCHASE SHARES OF COMMON STOCK OR SHAREHOLDER
                                    WARRANTS
                                       OF

                   PACIFIC RESEARCH & ENGINEERING CORPORATION
                                       AT
                      $2.35 NET PER SHARE OF COMMON STOCK
                                      AND
                       $0.15 NET PER SHAREHOLDER WARRANT
                                      AND
           $0.15 NET PER REPRESENTATIVE WARRANT AND EXECUTIVE WARRANT
                   (FOR EACH SHARE UNDERLYING SUCH WARRANTS)
                                       BY

                            SPACE COAST MERGER CORP.
                          A WHOLLY OWNED SUBSIDIARY OF

                               HARRIS CORPORATION

                 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
       12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, SEPTEMBER 3, 1999,
                          UNLESS THE OFFER IS EXTENDED.

                                                                  August 9, 1999
To Brokers, Dealers, Commercial Banks,
  Trust Companies and Other Nominees:

     We have been appointed by Space Coast Merger Corp., a California corporation (the "Offeror") and a wholly owned subsidiary of Harris Corporation, a Delaware corporation ("Harris"), to act as Dealer Manager in connection with the Offeror's offer to purchase (i) all outstanding shares of Common Stock, no par value (the "Shares"), of Pacific Research & Engineering Corporation, a California corporation (the "Company"), at a purchase price of $2.35 per Share,
(ii) any and all issued and outstanding warrants issued by the Company pursuant to the Warrant Agreement, dated as of May 28, 1996, by and between the Company and Wells Fargo Bank N.A. as Warrant Agent (the "Shareholder Warrants") of the Company, at a purchase price of $0.15 per Shareholder Warrant, (iii) any and all issued and outstanding warrants issued to representatives of Nutmeg Securities, Ltd. pursuant to the Representative's Warrant to purchase Units of Common Stock and Redeemable Warrants, each dated as of May 31, 1996, by and between the Company and each of John Lane, Daniel Guilfoile, Matthew Rochlin, Gayle Aufderhide, Cathy Mayberry and Stephen Marchese (the "Representative Warrants"), at a purchase price of $0.15 per each Share underlying each such Representative Warrant and (iv) the issued and outstanding warrant issued to John W. Barrett pursuant to the Warrant to Purchase Common Stock of the Company, by and between John W. Barrett and the Company (the "Executive Warrant" and, collectively with the Shareholder Warrants and the Representative Warrants, the "Warrants") at a purchase price of $0.15 per each Share underlying the Executive Warrant, in each case, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated August 9, 1999 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") enclosed herewith. The Offer is being made in connection with the
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Agreement and Plan of Merger, dated as of August 2, 1999, among Harris, the
Offeror and the Company (the "Merger Agreement"). As used herein, "Offer Securities" shall mean the Shares and the Warrants.

     Holders of Shares or Shareholder Warrants whose certificates for such Shares or Shareholder Warrants (the "Certificates") and all other required documents are not immediately available or who cannot deliver their Certificates and all other required documents to ChaseMellon Shareholder Services, L.L.C. (the "Depositary") or complete the procedures for book-entry transfer prior to the Expiration Date (as defined in Section 1 of the Offer to Purchase) must tender their Shares or Shareholder Warrants according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

     Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares or Shareholder Warrants in your name or in the name of your nominee.

     Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

          1. The Offer to Purchase, dated August 9, 1999.

          2. The Letter of Transmittal to tender Shares or Shareholder Warrants (or other Offer Securities) is for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares or Shareholder Warrants.

          3. A letter to holders of Offer Securities of the Company from Jack Williams, the Chairman of the Board and Chief Executive Officer of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company and mailed to the holders of Offer Securities.

          4. The Notice of Guaranteed Delivery for Shares or Shareholder Warrants to be used to accept the Offer if Certificates and all other required documents are not immediately available or cannot be delivered to the Depositary prior to the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed prior to the Expiration Date. The Notice of Guaranteed Delivery may also be used by holders of the Representative Warrants and the Executive Warrant if the agreements representing such Warrants and all other required documents are not immediately available or cannot be delivered to the Depositary prior to the Expiration Date.

          5. A printed form of letter which may be sent to your clients for whose accounts you hold Shares or Shareholder Warrants registered in your name, with space provided for obtaining such clients' instructions with regard to the Offer.

          6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

          7. A return envelope addressed to the Depositary.

     YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, SEPTEMBER 3, 1999, UNLESS THE OFFER IS EXTENDED.

     Please note the following:

          1. The tender price is $2.35 per Share, $0.15 per Shareholder Warrant and $0.15 per Representative Warrant and the Executive Warrant (for each Share underlying such Representative Warrants and the Executive Warrant), in each case, net to the seller in cash without interest.

          2. The Board of Directors of the Company unanimously has determined that the Offer and the Merger (as defined in the Offer to Purchase) are fair to, and in the best interests of, the Company's holders of Offer Securities, has approved the Offer, the Merger, the Merger Agreement and the Option Agreement (as defined

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     in the Offer to Purchase) and unanimously recommends that the holders of
     Offer Securities accept the Offer and tender their Offer Securities pursuant to the Offer.

          3. The Offer is being made for all of the outstanding Offer
     Securities.

          4. The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on Friday, September 3, 1999, unless the Offer is extended.

          5. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer Shares constituting at least 90% of the then outstanding Shares (the "Minimum Condition"). If the Minimum Condition is not satisfied by 12:00 Midnight, New York City time, on September 3, 1999 (or any other time then set as the Expiration Date), the Offeror may, subject to the terms of the Merger Agreement, elect to (i) subject to the right of the Company to request that the Offeror extend the Offer until September 30, 1999, withdraw the Offer or allow it to expire and not accept for payment any Offer Securities and return all tendered Offer Securities to tendering holders of Offer Securities, (ii) extend the Offer and, subject to applicable withdrawal rights, retain all tendered Offer Securities until the expiration of the Offer, as extended, (iii) withdraw the Offer and, at the request of the Offeror, the Company, acting through its Board of Directors, will, in accordance with applicable law, duly call, give notice of, convene and hold a special meeting of the shareholders of the Company for the purpose of considering and taking action upon the Merger and the Merger Agreement, or (iv) subject to complying with applicable rules and regulations of the Commission, amend the Offer to provide that in the event
     (A) the Minimum Condition is not satisfied at the next scheduled expiration date of the Offer and (B) the number of Shares tendered pursuant to the Offer and not withdrawn as of such next scheduled expiration date is more than 50% of the then outstanding Shares, the Offeror will waive the Minimum Condition and amend the Offer to reduce the number of Shares subject to the Offer to a number of Shares that, when added to the Shares then owned by the Offeror, will equal 49.99% of the Shares then outstanding (the "Revised Minimum Number") and, if a greater number of Shares is tendered into the Offer and not withdrawn, the Offeror may elect to purchase, on a pro rata basis, the Revised Minimum Number of Shares.

          6. Tendering holders of Offer Securities will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer of Shares or Shareholder Warrants pursuant to the Offer.

     In order for holders of Shares or Shareholder Warrants to accept the Offer,
(i) a duly executed and properly completed Letter of Transmittal (or facsimile thereof) and any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) or other required documents should be sent to the Depositary and (ii) Certificates representing the tendered Shares or Shareholder Warrants or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) should be delivered to the Depositary in accordance with the instructions set forth in the Offer.

     If holders of Shares or Shareholder Warrants wish to tender, but it is impracticable for them to forward their Certificates or other required documents or complete the procedures for book-entry transfer prior to the Expiration Date, a tender must be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.

     Neither the Offeror, Harris nor any officer, director, shareholder, agent or other representative of the Offeror will pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager and the Information Agent as described in the Offer to Purchase) for soliciting tenders of Offer Securities pursuant to the Offer. The Offeror will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Offeror will pay or cause to be paid any transfer taxes payable on the transfer of Offer Securities to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     Any inquiries you may have with respect to the Offer should be addressed to Georgeson Shareholder Communications Inc., the Information Agent for the Offer, Wall Street Plaza, New York, New York 10005 (212-440-9800) or Georgeson Securities Corporation, Wall Street Plaza, New York, New York 10005 (212-440-
9084).

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     Requests for copies of the enclosed materials may be directed to the
Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth above.

                                          Very truly yours,

                                          GEORGESON SECURITIES CORPORATION

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF HARRIS, THE OFFEROR, THE DEPOSITARY, THE INFORMATION AGENT, THE DEALER MANAGER OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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